Exhibit 5

April 15, 2022

Kimberly-Clark Corporation
P.O. Box 619100
Dallas, Texas 75261-9100

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

I am the Vice President, Deputy General Counsel, Global Corporate Affairs & Corporate Secretary of Kimberly-Clark Corporation (the “Corporation”). This opinion is rendered in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Registration Statement on Form S-8 (the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended (the “Act”), of 124,002 shares of the Corporation’s common stock, $1.25 par value (the “Shares”), to be offered under the Corporation’s 2021 Equity Participation Plan (the “Plan”).

I, or a member of my staff upon whom I have relied, have examined the Plan and such corporate and other documents and records, and certificates of public officials and officers of the Corporation, as I have deemed necessary for purposes of this opinion. In stating my opinion, I have assumed the genuineness of all signatures of, and the authority of, persons signing any documents or records on behalf of parties other than the Corporation, the authenticity of all documents submitted to me as originals and the conformity to authentic original documents of all documents submitted to me as certified or photostatic copies. Also, I have relied as to certain matters on information obtained from public officials, officers of the Corporation and other sources believed by me to be responsible. In addition, I have assumed that the Registration Statement has been filed with the Commission and has become effective under the Act.

Based on the foregoing, I am of the opinion that the Shares have been duly and validly authorized, and, when issued and paid for in accordance with the Plan and the provisions of the award agreements relating to awards granted under the Plan, for a consideration at least equal to the par value thereof, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited in all respects to the Federal laws of the United States and the General Corporation Law of the State of Delaware, and I am expressing no opinion as to the effect of the laws of any other jurisdiction. The foregoing opinion is expressed solely for the benefit of the addressee hereof and may not be relied upon by any other person or entity without my prior written consent.

I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In addition, I hereby consent to the use of this opinion in the related Section 10(a) Prospectus. In giving this consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

By:	/s/ Alison M. Rhoten
Alison M. Rhoten

Kimberly-Clark Corporation	P.O. Box 61900 Dallas, Texas 75261-9100
(971) 281-1200